EXHIBIT 99.1

HARRAH’S ENTERTAINMENT, INC. ANNOUNCES COMPLETION OF MERGER

     LAS VEGAS, January 28, 2008 -- Harrah’s Entertainment, Inc. (NYSE:HET) today announced the completion of its merger with Hamlet Merger Inc., a Delaware corporation. As a result of the merger, the issued and outstanding shares of non-voting stock of Harrah’s are owned by entities affiliated with Apollo Management, L.P. and TPG Capital, L.P. (together with certain co-investors and members of management) and the voting stock of Harrah’s is owned by Hamlet Holdings LLC, which is controlled by individuals affiliated with Apollo Management, L.P. and TPG Capital, L.P. The merger was completed pursuant to the Agreement and Plan of Merger dated as of December 19, 2006, among Hamlet Holdings LLC, Hamlet Merger Inc., and Harrah’s Entertainment, Inc. Harrah’s stockholders approved the merger and merger agreement at a special meeting held on April 5, 2007.

     As a result of the merger, Harrah’s stock will cease to trade on the New York Stock Exchange, the Chicago Stock Exchange and the Philadelphia Stock Exchange at the close of the market today.

     Under the terms of the merger agreement, Harrah’s stockholders are entitled to receive $90.00 in cash for each share of Harrah’s common stock that they hold. Mellon Investor Services, LLC, the paying agent will mail letters of transmittal to all Harrah’s stockholders of record with instructions on how to deliver their shares to the paying agent in exchange for payment of the merger consideration to be distributed shortly after closing. Stockholders of record should not surrender their stock certificates until they have completed the letter of transmittal. Stockholders who hold their shares in “street name” through a bank or broker should contact their bank or broker to determine what actions they must take to have their shares converted into cash, as such conversions will be handled by the bank or broker.

About Harrah’s Entertainment

Harrah's Entertainment, Inc. is the world's largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 70 years ago, Harrah's has grown through development of new properties, expansions and acquisitions, and now owns or manages casinos on four continents. The company’s properties operate primarily under the Harrah’s(R), Caesars(R) and Horseshoe(R) brand names; Harrah’s also owns the London Clubs International family of casinos. Harrah's Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

For more information, please visit: http://www.harrahs.com.

About Apollo

     Apollo was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. With current assets under management of $41 billion, Apollo and affiliates have managed the investment of more than $31 billion in equity capital, since inception, in a wide variety of industries, both domestically and internationally.

About TPG

     TPG is a private investment partnership that was founded in 1992 and currently has more than $35 billion of assets under management. Headquartered in Fort Worth, with offices in San Francisco, London, Hong Kong, New York, Minneapolis, Melbourne, Menlo Park, Mumbai, Shanghai, Singapore and Tokyo, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG seeks to invest in world-class franchises across a range of industries.

Forward-looking Statements

     This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain such words as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

     Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah's may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described in our reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein): the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the merger agreement; risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost-effectively integrate acquisitions into our operations; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

     Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah's disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

Contact:	Jonathan Halkyard – Investors	Jacqueline Peterson – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6346	(702) 494-4829